Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of J. C. Penney Company, Inc. duly adopted by unanimous written consent resolutions adopting an amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

The name of the corporation (which is herein referred to as the Company) is Old COPPER Company, Inc.

SECOND: That said amendment does not require the approval of the stockholders of said corporation in accordance with Section 242(b)(1) of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of December, 2020.

By:	/s/ Dawn Wolverton
Title:	Authorized Officer
Name:	Dawn Wolverton
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